UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

Lorillard, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34097	13-1911176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

714 Green Valley Road

Greensboro, North Carolina 27408-7018

(Address of principal executive offices, including zip code)

(336) 335-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2014, the Board of Directors of Lorillard, Inc. (“Lorillard” or the “Company”) elected Jerry W. Levin to the Board of Directors. The Board of Directors has determined that Mr. Levin meets the independence requirements under the New York Stock Exchange Listing Standards. There have been no transactions since January 1, 2013, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Levin or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The selection of Mr. Levin was not pursuant to any arrangement or understanding between him and any other person. A third-party search firm retained by the Nominating and Corporate Governance Committee provided assistance in identifying him as a potential Board candidate. The Nominating and Corporate Governance Committee of the Board of Directors recommended Mr. Levin to the full Board of Directors as a nominee for election.

Mr. Levin will be compensated in accordance with compensation programs for non-executive directors as disclosed in the Company’s most recent proxy statement. The Board intends to appoint Mr. Levin to one or more committees of the Board Mr. Levin at a later date.

On March 31, 2014, the Company also entered into an indemnification agreement with each of Mr. Levin and Andrew H. Card, Jr. in the Company’s standard form entered into with its other directors, which is incorporated herein by reference to Exhibit 10.19 of our Amended Registration Statement on Form S-4 filed on May 9, 2008.

A copy of the press release issued on March 31, 2014 by Lorillard announcing Mr. Levin’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORILLARD, INC.
(Registrant)

By:	/s/ David H. Taylor
David H. Taylor
Executive Vice President, Finance and Planning and Chief Financial Officer

Dated: April 4, 2014